                         TELEBANC FINANCIAL CORPORATION
                                   EXHIBIT 11

                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  Years Ended December 31,
                                               March 31,           ------------------------
                                                1998            1997                      1996             1995
                                               --------         ----                      ----             ----
                  BASIC
                  -----
Net income for basic earnings per common
  share                                            274       $    3,671               $     2,552     $      2,720

Weighted average number of common shares
  outstanding during the year                    2,234            2,191                     2,050            2,050

Basic earnings per common share                   0.12       $     1.68               $      1.24             1.32

                  DILUTED
                  -------

Net income for diluted earnings per share           274       $    4,217               $     2,552     $      2,720

Weighted average number of shares used in
   calculating diluted earnings per share         2,878            3,706                     2,203            2,052
Diluted earnings per common  share                 0.10       $     1.15               $      1.16             1.32